Exhibit 97

JOHNSON OUTDOORS INC.

INCENTIVE COMPENSATION RECOVERY POLICY

(Amended and Restated as of June 30, 2023)

Introduction

The Board of Directors (the “Board”) of Johnson Outdoors Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the following compensation philosophy and objectives:

•	Attract, retain and motivate qualified executive managers who are important to the success of the Company with a straightforward, understandable compensation program;

•	Provide strong financial incentives, at reasonable cost, for positive financial performance and enhanced value of a shareholders’ investment in the Company; and

•	Create compensation packages which provide strong incentives for long-term success and performance.

The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee of the Board, in which case references herein to the Board shall be deemed references to the Compensation Committee.  Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act, Exchange Act Rule 16a-1(f) and the listing standards of the national securities exchange on which the Company’s securities are listed (the “Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement provided that such reimbursement obligation or forfeiture event shall only arise with respect to a Covered Executive after such person became a Covered Executive and so long as such person served as a Covered Executive at any time during the three year recovery period.  Reimbursement or forfeiture shall be determined without regard to culpability.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means incentive compensation received during the last three completed fiscal years (compensation is deemed received in the fiscal period during which the Financial Reporting Measure is attained, not when the payment, grant or vesting occurs, and will not be deemed received later even if the applicable award remains subject to time-based vesting) including, but not limited to, annual performance bonuses (including any amounts deferred) and long-term incentive grants, including any of the following, provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below):

•	Annual bonuses and other short- and long-term cash incentives.

•	Stock options

•	Stock appreciation rights.

•	Restricted stock.

•	Restricted stock units.

•	Performance shares.

•	Performance units.

In no event shall Incentive Compensation include a Covered Executive’s wages or base salary.  All calculations for reimbursement or forfeiture shall be made on a pre-tax basis.

“Financial Reporting Measures” include:

•	Company stock price.

•	Total shareholder return.

•	Revenues or sales or revenue or sales growth measures.

•	Net income or net income before taxes.

•	EBIT, EBITDA or net operating profit after tax.

•	Operating income, cash flow, gross profit, or gross profit return on investment.

•	Liquidity measures such as working capital or operating cash flow, or working capital as a percentage of sales.

•	Operational efficiency and cost of capital measures.

•
Return measures such as return on invested capital, return on assets, return on equity, return on total capital employed, return on net assets, return on net assets employed before interest and taxes or return and growth matrix measurements.

•	Earnings measures such as basic or diluted earnings per share.

•	Economic value added measures (such as “Johnson Value Added”).

•	Market share growth.

•	Any other derivative or similar financial performance measurement as is listed above, whether for the Company as a whole and/or for a business segment.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as reasonably determined by the Board.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:

•	requiring reimbursement of cash Incentive Compensation previously paid;

•	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

•	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

•	cancelling outstanding vested or unvested equity awards; and/or

•	taking any other remedial and recovery action permitted by law, as determined by the Board.

The Board’s method of recoupment shall be implemented reasonably promptly in accordance with applicable rules and guidelines of the Securities and Exchange Commission.

No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.  It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. The Board shall also in cooperation with Company management, in accordance with applicable requirements of the Securities and Exchange Commission, require the Company to disclose, in the event of an accounting restatement during or since the last fiscal year of the Company, certain information regarding the restatement, the aggregate amount of erroneously awarded compensation still outstanding, the amount of erroneously awarded compensation that has not yet been determined and certain disclosures regarding recovery of amounts that are impracticable.

Effective Date

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Executives on or after that date.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any subsequent changes to any regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any revised or amended rules or standards adopted by a national securities exchange on which the Company’s securities are listed.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law.  The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.  Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with, if applicable, Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.